EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Post Effective Amendment No. One on Form S-8 to Registration Statement No. 333-64584 on Form S-4 pertaining to the Coal City Corporation 1995 Stock Option Plan, the MB Financial, Inc. 1997 Omnibus Incentive Plan, the Avondale Financial Corporation 1995 Stock Option and Incentive Plan and in Registration Statement No. 333-81802 on Form S-8 pertaining to the MB Financial, Inc. Stock Deferred Compensation Plan and the MB Financial, Inc. Non-Stock Deferred Compensation Plan filed by MB Financial, Inc and Subsidiaries of our report, dated February 9, 2001, appearing in this Annual Report on Form 10-K of MB Financial Inc. and Subsidiaries for the year ended December 31, 2001.

/S/ McGLADREY & PULLEN, LLP

Schaumburg, Illinois

April 12, 2002